PROSPECTUS SUPPLEMENT (To Prospectus dated November 7, 2022)	Filed Pursuant to Rule 424(b)(5) Registration Statement No. 333-268205

Up to $450,000,000

Four Corners Property Trust, Inc.

Common Stock

This prospectus supplement is being filed to update, amend and supplement certain information in the prospectus supplement dated and filed with the Securities and Exchange Commission (the “SEC”) on November 7, 2022 (the “Original Prospectus Supplement”) and the base prospectus dated November 7, 2022 (the “Prospectus”) relating to the offer and sale of shares of our common stock, par value $0.0001 per share (“our common stock”), having an aggregate gross sales price of up to $450,000,000 pursuant to an equity distribution agreement dated as of November 7, 2022 (as may be amended from time to time, the “Equity Distribution Agreement”) with each of Morgan Stanley & Co. LLC, Barclays Capital Inc., BofA Securities, Inc., Evercore Group L.L.C., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Raymond James & Associates, Inc., Robert W. Baird & Co. Incorporated, Truist Securities, Inc. and Wells Fargo Securities, LLC, each as sales agent and/or as Forward Seller (as defined in the Original Prospectus Supplement) and the Forward Purchasers (as defined in the Original Prospectus Supplement). As of August 3, 2023, common stock with an aggregate gross sales price of $179.4 million have been offered and sold. Additional shares of common stock with an aggregate gross sales price of up to $270.6 million may be offered and sold pursuant to the Equity Distribution Agreement. This prospectus supplement is only intended to update, amend and supplement certain information in the Original Prospectus Supplement to the extent set forth in the following paragraph. You should read this prospectus supplement together with the Original Prospectus Supplement and Prospectus.

On August 3, 2023, we entered into Amendment No. 1 (the “Amendment”) to the Equity Distribution Agreement with each of Morgan Stanley & Co. LLC, Barclays Capital Inc., BofA Securities, Inc., Evercore Group L.L.C., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Raymond James & Associates, Inc., Robert W. Baird & Co. Incorporated, Truist Securities, Inc. and Wells Fargo Securities, LLC, each as sales agent and/or as Forward Seller (as defined in the Original Prospectus Supplement) (in any such capacity, each a “Manager” and, collectively, the “Managers”), and each of Morgan Stanley & Co. LLC, Barclays Capital Inc., BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Raymond James & Associates, Inc., Robert W. Baird & Co. Incorporated, Truist Securities, Inc. and Wells Fargo Securities, LLC, or one of their respective affiliates, as Forward Purchasers. Pursuant to the Amendment, Robert W. Baird & Co. Incorporated shall become a Forward Seller and a Forward Purchaser, and accordingly, any reference to “Forward Seller” or “Forward Sellers” in the Original Prospectus Supplement shall hereafter be deemed to include Robert W. Baird & Co. Incorporated, as applicable, and any reference to “Forward Purchaser” or “Forward Purchasers” in the Original Prospectus Supplement shall hereafter be deemed to include Robert W. Baird & Co. Incorporated or its affiliates, as applicable.

Investing in shares of our common stock involves risks that are described in the “Risk Factors ” section beginning on page S-2 of the Original Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley	Baird	Barclays	BofA Securities

Evercore ISI	Goldman Sachs & Co. LLC	J.P. Morgan

Mizuho	Raymond James	Truist Securities	Wells Fargo Securities

The date of this prospectus supplement is August 3, 2023.